                           LEAD MANAGING UNDERWRITERS

                        ADDITIONAL COMPENSATION AGREEMENT


                                                            ______________, 2004

RMR Advisors, Inc.
400 Centre Street
Newton, MA 02458

Ladies and Gentlemen:

     Reference is made to the Equity Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among RMR Hospitality and Real Estate Fund, a Massachusetts business trust (the "Fund"), RMR Advisors, Inc., a Massachusetts corporation (the "Advisor"), and each of the respective Underwriters named therein, with respect to the issue and sale of the Fund's Common Shares of Beneficial Interest, $0.001 par value (the "Common Shares"), as described therein (the "Offering"). Reference is also made to (i) the Investment Advisory Agreement dated April 2, 2004 (the "Advisory Agreement") entered into between the Advisor and the Fund, and (ii) the registration statement on Form N-2 (File Nos. 333-112389 and 811-21502) regarding the Common Shares of the Fund (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

          The Advisor hereby confirms its agreement with the Lead Managing Underwriters (as defined in Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Advisor to the Lead Managing Underwriters. The Advisor agrees to pay to each Lead Managing Underwriter additional compensation (the "Additional Compensation") as provided for in Section 2 hereof; provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 3 hereof). The Additional Compensation shall be payable as set forth in Section 2 hereof.

     SECTION 1. LEAD MANAGING UNDERWRITERS. For the purposes of this Lead Managing Underwriters Additional Compensation Agreement ("Additional Compensation Agreement"), RBC Capital Markets Corporation ("RBC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), each an Underwriter of the Common Shares, shall collectively be deemed to be the "Lead Managing Underwriters."

     SECTION 2. PAYMENT OF ADDITIONAL COMPENSATION.

          (a) The Advisor shall pay the Additional Compensation, quarterly in arrears, to each Lead Managing Underwriter in an amount equal to the product of
(i) one-quarter of the "Applicable Percentage Factor" as set forth on Schedule A hereto times (ii) the sum of the Fund's net asset value attributable to the Fund's outstanding common shares, plus the liquidation preference of the Fund's outstanding preferred shares plus the principal amount of any borrowings evidenced by notes, commercial paper or other similar instruments issued by the Fund ("Average Daily Managed Assets"), net of Average Daily Managed Assets, plus a proportionate amount of leverage, attributable to common shares sold to affiliates of the Advisor in the Offering, for such quarter.

          (b) All fees payable hereunder shall be paid to each Lead Managing Underwriter by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by such Lead Managing Underwriter. At the time of each payment of Additional Compensation hereunder, the Advisor shall deliver to the Lead Managing Underwriters a statement indicating the amount of the aggregate Average Daily Managed Assets on which such payment was based.

          (c) The initial payment of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending ______________, 2004 and shall be pro-rated for the number of days in such initial period from and including the day upon which the Fund receives net proceeds from the Offering. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by the Fund or the Advisor pursuant to the Underwriting Agreement.

     SECTION 3. MAXIMUM ADDITIONAL COMPENSATION AMOUNT. The "Maximum Additional Compensation Amount" payable by the Advisor hereunder shall be such amount as, when taken together with the amount of all underwriting compensation, other than the Additional Compensation, received by the Lead Managing Underwriters in connection with the offering of the Common Shares of the Fund, equals the maximum compensation allowed under the conduct rules of the National Association of Securities Dealers, Inc., as such rules are then in effect; provided, that, notwithstanding the foregoing, the sum of (a) the Maximum Additional Compensation Amount plus (b) the aggregate amount of Underwriters' expenses reimbursed to the Underwriters by the Fund and the Advisor pursuant to the Underwriting Agreement will not exceed 4.5% of the total proceeds of the Offering, excluding that portion of the Offering attributable to common shares sold to affiliates.

     SECTION 4. TERM. This Additional Compensation Agreement shall continue in effect until terminated upon the earliest to occur of (a) the liquidation of the Fund, (b) the payment by the Advisor to the Lead Managing Underwriters of the Maximum Additional Compensation Amount and (c) the termination of the investment advisory relationship the Fund and the Advisor and their respective successors in interest. For purposes of the foregoing sentence, the Advisor's successors in interest shall include only those entities which are either affiliated with the Advisor or which, if unaffiliated, have provided material consideration to the Advisor in connection with the transfer of investment advisory responsibilities.

     SECTION 5. CERTAIN UNDERSTANDINGS. The Advisor acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (a) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities, or (b) render any opinions, valuations or recommendations of any kind or to perform any such similar services. The Advisor represents and warrants that the profits derived from the Advisory Agreement will not result in a breach of the Advisor's fiduciary duties under Section 36 of the Investment Company Act of 1940, as amended, and accordingly, that the Additional Compensation payable hereunder does not involve an indirect use of the Fund's assets for distribution.

     SECTION 6. NOT EXCLUSIVE. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisors).

     SECTION 7. NO LIABILITY. The Advisor agrees that no Lead Managing Underwriter shall have liability to the Advisor or the Fund for any act or omission to act by such Lead Managing Underwriter in connection with this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Lead Managing Underwriter. The Advisor agrees to indemnify and hold harmless each Lead Managing Underwriter and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Lead Managing Underwriter's performance under this Additional Compensation Agreement. This provision shall survive the termination, expiration or superseding of this Additional Compensation Agreement.

     SECTION 8. ASSIGNMENT. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

     SECTION 9. AMENDMENT; WAIVER. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

     SECTION 10. GOVERNING LAW. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 11. COUNTERPARTS. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Advisor and the Lead Managing Underwriters in accordance with its terms.

                              Very truly yours,

                              RBC CAPITAL MARKETS CORPORATION



                              By:
                                  ---------------------------------
                                  Name:  Joe Morea
                                  Title: Managing Director

                              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


                              By:
                                  ---------------------------------
                                  Name:
                                  Title:


CONFIRMED AND ACCEPTED,
as of the date first above written:

RMR Advisors, Inc.


By:
      ------------------------------
      Name: Thomas M. O'Brien
      Title:   President

                                   SCHEDULE A



The "Applicable Percentage Factor" for each Lead Managing Underwriter is set forth below:

LEAD MANAGING UNDERWRITER                        APPLICABLE PERCENTAGE FACTOR


RBC Capital Markets Corporation.........................      ______%
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.......................      ______

                     Total..............................        0.15%